Exhibit 99.5

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements are derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Iron Mountain Incorporated, or Iron Mountain, which are incorporated by reference from Iron Mountain’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on February 26, 2016, or the Annual Report, and Recall Holdings Limited, or Recall, which are furnished with the Current Report on Form 8-K, or the Current Report, to which these pro forma financial statements are furnished as an exhibit or were filed as Annex B to Iron Mountain’s definitive proxy statement filed with the SEC on October 14, 2015.

The unaudited pro forma consolidated balance sheet as of December 31, 2015, and the unaudited pro forma consolidated statement of operations and cash flows for the twelve months ended December 31, 2015, are presented herein. The unaudited pro forma consolidated balance sheet combines the consolidated balance sheets of Iron Mountain and Recall as of December 31, 2015 and gives effect to Iron Mountain’s proposed acquisition, or the Transaction, of Recall by way of implementation of a Scheme of Arrangement, or the Scheme, as if it had been completed on December 31, 2015. The unaudited pro forma consolidated statement of operations and cash flows combine the historical results of Iron Mountain and Recall for the twelve months ended December 31, 2015 and gives effect to the Transaction as if it occurred on January 1, 2015.

The unaudited pro forma consolidated financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma consolidated financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the Transaction occurred as of the dates indicated or what financial position or results of operations would be for any future periods. The unaudited pro forma consolidated financial statements are based upon the respective historical consolidated financial statements of Iron Mountain and Recall, and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma consolidated financial information, (2) the audited consolidated financial statements for the twelve months ended December 31, 2015 and notes thereto of Iron Mountain included in the Annual Report, (3) the consolidated financial statements and notes thereto for the half year ended December 31, 2015 (unaudited) of Recall, which is furnished as Exhibit 99.3 to the Current Report and (4) the consolidated financial statements and notes thereto for the fiscal year ended June 30, 2015 (audited) of Recall, which were filed as Annex B to Iron Mountain’s definitive proxy statement filed with the SEC on October 14, 2015.

The unaudited pro forma consolidated statement of operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma consolidated statement of operations and unaudited pro forma consolidated statement of cash flows do not include the impact of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs.  The unaudited pro forma consolidated financial statements also do not include any impact regarding the divestments Iron Mountain and Recall are or may be required to make in order to receive regulatory approval for the Transaction, as discussed in the Current Report.

IRON MOUNTAIN INCORPORATED
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2015
(In thousands, except share and per share data)

	Historical
		Recall
		(IFRS)	U.S. GAAP			Recall	Purchase Accounting			Financing
	Iron Mountain	(see Note 3)	Adjustments	(Note)		(U.S. GAAP)	Adjustments	(Note)		Adjustments	(Note)		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	128,381	159,400	—			159,400	(326,418)	7	(a)	289,673	7	(k)	251,036
Restricted cash	—	—	—			—	—			—			—
Accounts receivable, net	564,401	181,900	—			181,900	—			—			746,301
Deferred income taxes	22,179	—	8,655	5	(a)(b)	8,655	(516)	7	(h)	—			30,318
Prepaid expenses and other	142,951	21,100	—			21,100	—			—			164,051
Total Current Assets	857,912	362,400	8,655			371,055	(326,934)			289,673			1,191,706
Property, Plant and Equipment:
Property, plant and equipment	4,744,236	824,907	19,288	5	(c)	844,195	(132,953)	7	(b)	—			5,455,478
Less Accumulated depreciation	(2,247,078)	(425,007)	(3,825)	5	(c)	(428,832)	428,832	7	(b)	—			(2,247,078)
Property, Plant and Equipment, net	2,497,158	399,900	15,463			415,363	295,879	7	(b)	—			3,208,400
Other Assets, net:
Goodwill	2,360,978	665,800	—			665,800	530,290	7	(c)	—			3,557,068
Customer relationships and customer inducements	603,314	117,368	—			117,368	831,122	7	(d)	—			1,551,804
Other	31,225	11,732	(4,510)	5	(a)(b)(c)	7,222	52,375	7	(d)(h)	—			90,822
Total Other Assets, net	2,995,517	794,900	(4,510)			790,390	1,413,787			—			5,199,694
Total Assets	6,350,587	1,557,200	19,608			1,576,808	1,382,732			289,673			9,599,800

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	88,068	70,500	—			70,500	—			991,975	7	(k)	1,150,543
Accounts payable	219,590	118,317	—			118,317	(1,700)	7	(f)	—			336,207
Accrued expenses	351,061	36,400	(13,477)	5	(b)	22,923	1	7	(h)	—			373,985
Deferred revenue	183,112	18,983	—			18,983	—			—			202,095
Total Current Liabilities	841,831	244,200	(13,477)			230,723	(1,699)			991,975			2,062,830
Long-term Debt, net of current portion	4,757,610	706,800	19,554	5	(c)	726,354	13,359	7	(e)(j)	(702,302)	7	(k)	4,795,021
Other Long-Term Liabilities	71,844	17,500	5,274	5	(a)	22,774	23,725	7	(g)	—			118,343
Deferred Rent	95,693	10,700	(3,178)	5	(c)	7,522	(7,522)	7	(f)	—			95,693
Deferred Income Taxes	55,002	62,500	2,979	5	(a)(b)(c)	65,479	357,857	7	(h)	—			478,338

Equity:
Iron Mountain Incorporated Stockholders’ Equity:
Common stock	2,113	—	—			—	507	7	(i)	—			2,620
Additional paid-in capital	1,623,863	386,170	—			386,170	1,134,291	7	(i)	—			3,144,324
(Distributions in excess of earnings) Earnings in excess of distributions	(942,218)	240,500	8,456	5	(b)(c)	248,956	(248,956)	7	(i)	—			(942,218)
Accumulated other comprehensive items, net	(174,917)	(111,170)	—			(111,170)	111,170	7	(i)	—			(174,917)
Total Iron Mountain Incorporated Stockholders’ Equity	508,841	515,500	8,456			523,956	997,012			—			2,029,809
Noncontrolling Interests	19,766	—	—			—	—			—			19,766
Total Equity	528,607	515,500	8,456			523,956	997,012			—			2,049,575
Total Liabilities and Equity	6,350,587	1,557,200	19,608			1,576,808	1,382,732			289,673			9,599,800

See accompanying notes to unaudited pro forma consolidated financial information.

IRON MOUNTAIN INCORPORATED
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands, except per share data)

	Historical
		Recall					Purchase
		(IFRS)				Recall	Accounting			Financing
	Iron Mountain	(see Note 3)	U.S. GAAP Adjustments	(Note)		(U.S. GAAP)	Adjustments	(Note)		Adjustments	(Note)		Pro Forma
Revenues:
Storage rental	1,837,897	436,900	—			436,900	—			—			2,274,797
Service	1,170,079	361,500	—			361,500	—			—			1,531,579
Total Revenues	3,007,976	798,400	—			798,400	—			—			3,806,376
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	1,290,025	408,100	(6,809)	5	(b)(c)	401,291	1,485	8	(a)	—			1,692,801
Selling, general and administrative	844,960	239,700	—			239,700	(77,189)	8	(b)	—			1,007,471
Depreciation and amortization	345,464	69,300	386	5	(c)	69,686	64,251	8	(c)(d)	—			479,401
Loss (gain) on disposal/write-down of property, plant and equipment (excluding real estate), net	3,000	(1,500)	—			(1,500)	—			—			1,500
Total Operating Expenses	2,483,449	715,600	(6,423)			709,177	(11,453)			—			3,181,173
Operating Income (Loss)	524,527	82,800	6,423			89,223	11,453			—			625,203
Interest Expense, Net	263,871	22,700	2,063	5	(c)	24,763	(396)	8	(f)	44,641	8	(g)	332,879
Other Expense (Income), Net	98,590	4,100	—			4,100	—			—			102,690
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes and (Gain) Loss on Sale of Real Estate	162,066	56,000	4,360			60,360	11,849			(44,641)			189,634
(Benefit) Provision for Income Taxes	37,713	6,600	1,155	5	(b)(c)	7,755	3,140	8	(e)	5,783	8	(g)	54,391
(Gain) Loss on Sale of Real Estate, Net of Tax	(850)	—	—			—	—			—			(850)
Income (Loss) from Continuing Operations	125,203	49,400	3,205			52,605	8,709			(50,424)			136,093
(Loss) Income from Discontinued Operations, Net of Tax	—	—	—			—	—			—			—
Net Income (Loss)	125,203	49,400	3,205			52,605	8,709			(50,424)			136,093
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1,962	—	—			—	—			—			1,962
Net Income (Loss) Attributable to Iron Mountain Incorporated	123,241	49,400	3,205			52,605	8,709			(50,424)			134,131

Earnings per Share - Basic	0.59												0.51
Earnings per Share - Diluted	0.58												0.51

Weighted Average Common Shares Outstanding - Basic	210,616						50,716	8	(h)				261,332
Weighted Average Common Shares Outstanding - Diluted	212,081						50,716	8	(h)				262,797

See accompanying notes to unaudited pro forma consolidated financial information.

IRON MOUNTAIN INCORPORATED
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands)

	Historical					Purchase
		Recall			Recall	Accounting
	Iron Mountain	(IFRS)	U.S. GAAP Adjustments	(Note)	(US GAAP)	Adjustments	(Note)	Pro Forma
Pro Forma OIBDA (operating income before depreciation and amortization)	$869,991	$152,100	$6,809	9(a)	$158,909	$75,704	9(b)	$1,104,604
Pro Forma change in working capital	(14,496)	(18,000)	—		(18,000)	—		(32,496)
Net operating cash flows, before capital expenditure, financing costs and tax	855,495	134,100	6,809		140,909	75,704		1,072,108
Pro Forma capital expenditure	(290,249)	(68,000)	—		(68,000)	—		(358,249)
Net operating cash flows, financing costs and tax	$565,246	$66,100	$6,809		$72,909	$75,704		$713,859

See accompanying notes to unaudited pro forma consolidated financial information.

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

(In thousands, except share and per share amounts)

NOTE 1—DESCRIPTION OF THE TRANSACTION

On June 8, 2015, Iron Mountain and Recall entered into a Scheme Implementation Deed, as amended, or the Transaction Agreement, pursuant to which Recall will propose a Scheme under Australian corporate law between it and its shareholders that, if approved by Recall shareholders and the Sydney Federal Court (or such other competent court agreed by Iron Mountain and Recall) and implemented, will have the effect that an Australian wholly-owned subsidiary of Iron Mountain will acquire all of the outstanding shares of Recall. As a result of the Transaction, Recall will become a wholly-owned subsidiary of Iron Mountain.

Subject to the terms and conditions of the Transaction Agreement, upon the completion of the Transaction, Recall shareholders shall be entitled to receive for each outstanding share of Recall common stock the Australian dollar equivalent of US$0.50 in cash, or the Cash Supplement, as well as either (1) 0.1722 of a newly issued share of Iron Mountain common stock, or the Equity Election, or (2) A$8.50 less the Australian dollar equivalent of US$0.50 in cash, or the Cash Election. The Cash Election is subject to a proration mechanism that will cap the total amount of cash paid to Recall shareholders opting for the Cash Election at A$225,000, or the Cash Election Cap, with the remainder to be received as newly issued Iron Mountain common stock. Amounts paid to Recall shareholders that represent the Cash Supplement are excluded from the calculation of the Cash Election Cap.

NOTE 2—BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet was prepared using the historical balance sheets of Iron Mountain and Recall as of December 31, 2015. Recall’s fiscal year ends on June 30 and Iron Mountain’s fiscal year ends on December 31. As the fiscal years differ by more than 93 days, financial information for Recall for the year ended December 31, 2015 has been derived for purposes of the preparation of the unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated statement of operations and cash flows was prepared using:

• the historical audited statement of operations and cash flows of Iron Mountain for the twelve months ended December 31,  2015; and
• the historical unaudited consolidated income statement and cash flows of Recall for the twelve months ended December 31, 2015, which has been derived by adding the financial data from the historical unaudited consolidated income statement and cash flows for the six months ended December 31, 2015, to the financial data from the historical audited consolidated income statement and cash flows for the fiscal year ended June 30, 2015, and subtracting the financial data from the historical unaudited consolidated income statement and cash flows for the six months ended December 31, 2014.

The unaudited pro forma consolidated financial information was prepared using the acquisition method of accounting with Iron Mountain treated as the acquiring entity. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued in connection with the

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 2—BASIS OF PRESENTATION (Continued)

Transaction.  In the unaudited pro forma consolidated balance sheet, Iron Mountain’s purchase price has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the Transaction. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. The amounts allocated to the assets acquired and liabilities assumed in the unaudited pro forma consolidated financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Iron Mountain with the services of outside valuation specialists after the closing of the Transaction. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the unaudited pro forma consolidated financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value upon the closing of the Transaction.

The unaudited pro forma consolidated statement of operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma consolidated statement of operations and unaudited pro forma consolidated statement of cash flows do not include the impacts of any revenue, cost or other operating synergies that may result from the Transaction or any related restructuring costs. Iron Mountain and Recall have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the integration plans are in their preliminary stages and the related acquisition related costs are not yet estimable and, therefore, are not factually supportable for purposes of inclusion in the unaudited pro forma consolidated financial information.   The unaudited pro forma consolidated financial statements also do not include any impact regarding the divestments Iron Mountain and Recall are or may be required to make in order to receive regulatory approval for the Transaction, as discussed in the Current Report.

Financing Arrangement

Prior to, and conditioned upon the closing of the Transaction, Iron Mountain intends to enter into a financing arrangement, or the Recall Financing, the proceeds of which will be used to finance a portion of the cash consideration of the purchase price to be paid in exchange for Recall common stock pursuant to the Transaction Agreement, and to repay Recall’s outstanding indebtedness at the time of closing. Upon consummation of the Transaction, Iron Mountain expects outstanding borrowings under the Recall Financing to be approximately $1,065,000 consisting of $215,000 drawn under its existing revolving credit facility, or the Revolving Credit Facility, and $850,000 in new public or private debt financing (sources of which are to be determined by Iron Mountain), and that the cash proceeds to Iron Mountain will be approximately $1,057,775 (net of approximately $7,200 of financing costs that are expected to be deferred and amortized over the term of the Recall Financing to interest expense). Iron Mountain expects that the public or private debt financing under the Recall Financing will bear interest at LIBOR plus a margin of 325 basis points which increases by 50 basis points quarterly, and the Revolving Credit Facility bears interest at LIBOR plus a margin of 225 basis points, resulting in a weighted average interest rate of 3.85% per annum. In addition, the borrowings will be subject to fees including a structuring fee of $900, a commitment fee of 50 basis points and a funding fee of 25 basis points. The Recall Financing may not be available on favorable terms, if at all. If Iron Mountain is unable to obtain sufficient financing and consummate the Transaction, Iron Mountain may be subject to significant monetary or other damages under the Transaction Agreement.

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 3—RECLASSIFICATIONS

Certain balances presented in the historical Recall financial statements included within these unaudited pro forma consolidated financial statements were reclassified to conform their presentation to that of Iron Mountain as indicated in the tables below:

Balance Sheet as of December 31, 2015

Item	Amount	Presentation in Recall’s IFRS Statutory Financial Statements	Presentation in Unaudited Pro Forma Consolidated Financial Information
Inventories	$2,200	Inventories	Prepaid expenses and other
Other assets	18,900	Other assets	Prepaid expenses and other
Customer relationships	89,368	Intangible assets	Customer relationships and customer inducements
Customer acquisition costs	28,000	Intangible assets	Customer relationships and customer inducements
Computer software	23,100	Intangible assets	Property, plant and equipment, net
Deferred revenue	18,983	Trade and other payables	Deferred revenue
Deferred rent	10,700	Other liabilities	Deferred rent

The following balances have been included in other assets, accrued expenses and other long-term liabilities as follows:

Item	Amount	Presentation in Unaudited Pro Forma Consolidated Financial Information
Other intangibles	$532	Other
Other receivables	6,000	Other
Deferred tax assets	4,700	Other
Derivative financial instruments	200	Other
Other assets	300	Other
Taxes payable	11,900	Accrued expenses
Provisions	24,500	Accrued expenses
Derivative financial instruments	100	Other long-term liabilities
Provisions	10,300	Other long-term liabilities
Other liabilities	7,100	Other long-term liabilities

Unaudited Pro Forma Consolidated Statement of Operations Adjustments:

Certain line items in Recall’s consolidated income statements have been reclassified to conform to Iron Mountain’s presentation in the unaudited pro forma consolidated statement of operations as follows:

• Operating expenses have been reclassified to selling, general and administrative, cost of sales and depreciation and amortization;
• Gain on sale of business has been reclassified to (loss) gain on disposal/write-down of property, plant and equipment (excluding real estate), net;
• Share of results of joint venture have been reclassified to selling, general and administrative;

• Finance revenue has been reclassified to interest expense, net; and
• Finance costs have been reclassified to interest expense, net and other expense (income), net.

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 4—PURCHASE PRICE

For the purpose of preparing the accompanying unaudited pro forma consolidated balance sheet as of December 31, 2015, the preliminary estimate of the purchase price was calculated as follows:

Recall shares issued and outstanding prior to closing of the Transaction(1)	323,300,000
Closing price per share of Iron Mountain common stock on March 4, 2016		$29.99
Exchange ratio	0.1722
Consideration per share for Equity Election (rounded)		$5.16428
Cash price per share in Australian dollars	A$	8.50
Australian to U.S. dollar exchange rate as of March 4, 2016	0.7323
Cash price per share in U.S. dollars		$6.22455
Less: Cash Supplement per share	(0.50)
Consideration per share for Cash Election (rounded)		$5.72455

Fair value of Cash Supplement in U.S. dollars(2)		$161,650
Fair value of consideration for Cash Election in U.S. dollars(3)	164,768
Fair value of consideration for Equity Election in U.S. dollars(4)	1,520,969
Total estimated purchase price in U.S. dollars		$1,847,387

The estimated purchase price reflected in these unaudited pro forma consolidated financial statements does not purport to represent what the actual purchase price will be when the Transaction is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the Transaction at the then-current market price. This requirement will likely result in a per-share equity component different from the $29.99 assumed in these unaudited pro forma consolidated financial statements and that difference may be material. Iron Mountain believes that an increase or decrease of 24% in the market price of Iron Mountain’s common stock on the closing date of the Transaction as compared to the market price of Iron Mountain’s common stock assumed for purposes of these unaudited pro forma consolidated financial statements is possible based upon the recent history of the market price of Iron Mountain’s common stock. This amount was derived based on historical volatility of Iron Mountain’s common stock and is not indicative of Iron Mountain’s future stock performance. Assuming that Recall shareholders elect the Cash Election up to the Cash Election Cap, a change of this magnitude would increase or decrease the purchase price by approximately $365,029 which would result in a corresponding increase or decrease to goodwill in these unaudited pro forma consolidated financial statements.

(1)In accordance with the Transaction Agreement, prior to the completion of the Transaction, all outstanding rights to acquire any ordinary shares of Recall under Recall’s equity incentive arrangements, including all unvested performance rights and retention rights, or the Recall Equity Awards, will vest and Recall will issue the number of Recall shares required by the Recall Equity Awards so that the relevant former holders of the Recall Equity Awards

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 4—PURCHASE PRICE (Continued)

can participate in the Transaction. The number of Recall shares included in the table above represents the number of Recall shares outstanding as if the Transaction was completed as of December 31, 2015, including approximately 314,618,837 Recall shares outstanding as of December 31, 2015, as well as 8,651,888 Recall shares to be issued in connection with the Recall Equity Awards.

(2)The aggregate amount of the Cash Supplement upon the closing of the Transaction has been calculated as follows:

Cash Supplement per share of Recall common stock	$0.50
Recall shares issued and outstanding prior to closing of the Transaction	323,300,000
Total Cash Supplement	$161,650

(3)As noted in the table above, the estimated per-share consideration for the Equity Election based on the closing market price of Iron Mountain common stock as of March 4, 2016 is less than the estimated Cash Election per share based on the closing market price of Iron Mountain’s common stock and the Australian to U.S. dollar exchange rate of $0.7323 to A$1.00 in effect as of March 4, 2016. As a result, for the purpose of preparing these unaudited pro forma consolidated financial statements, Iron Mountain has assumed that Recall shareholders would elect the Cash Election up to the Cash Election Cap of $161,650 (A$225,000 translated at the exchange rate of $0.7323 to A$1.00 as of March 4, 2016).

Aggregate Cash Election amount	$164,768
Cash Election consideration per share of Recall common stock (rounded)	5.72455
Shares of Recall common stock allocated to Cash Election	28,782,699

(4)Represents the portion of consideration to be paid assuming a closing price of Iron Mountain common stock on March 4, 2016 of $29.99 per share as follows:

Recall shares issued and outstanding prior to closing of the Transaction	323,300,000
Shares of Recall common stock allocated to the Cash Election	(28,782,699)
Remaining Recall shares allocated to the Equity Election	294,517,301
Fair value of total consideration per Recall share for Equity Election (rounded)	5.16428
Fair value of consideration for Equity Election	$1,520,969

Fair value of consideration for Equity Election	$1,520,969
Divided by—Closing price per share of Iron Mountain common stock on March 4, 2016	29.99
Total Iron Mountain shares issued to satisfy Equity Election	50,715,872

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 4—PURCHASE PRICE (Continued)

The following is a summary of the preliminary allocation of the above purchase price as reflected in the unaudited pro forma consolidated balance sheet as of December 31, 2015:

Cash and cash equivalents	$159,400
Accounts receivable, net	181,900
Prepaid expenses and other	21,100
Property, plant and equipment	711,242
Customer relationship intangible asset	948,490
Other intangible assets	52,838
Deferred income tax assets, including current portion	8,399
Other assets—long term	6,500
Accounts payable	(116,617)
Accrued expenses	(22,924)
Deferred revenue	(18,983)
Long-term debt, including current portion	(776,159)
Unfavorable lease liabilities	(23,725)
Other long-term liabilities	(56,827)
Deferred income tax liabilities, including current portion	(423,336)
Estimated fair value of net assets acquired	651,298
Preliminary allocation to goodwill	1,196,090
Estimated purchase price	$1,847,388

The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of Iron Mountain and Recall. See Note 7 for a discussion of the methods used to determine the fair value of Recall’s identifiable assets.

NOTE 5—IFRS TO U.S. GAAP ADJUSTMENTS

(a)Reflects adjustments to the presentation of deferred income taxes as a result of the application of U.S. generally accepted accounting principles, or U.S. GAAP. In accordance with IFRS, on a jurisdictional basis all deferred tax assets, or DTAs, and deferred tax liabilities, or DTLs, are netted together, and the net DTA or DTL is recorded on the balance sheet as a noncurrent DTA or DTL, respectively. Under U.S. GAAP, jurisdictional netting of DTAs and DTLs are performed on a current versus noncurrent basis. The following table reflects the adjustments to current and noncurrent DTAs and DTLs as a result of the application of U.S. GAAP.

	Amount	Balance Sheet Classification
Current deferred tax assets	$10,517	Deferred income taxes
Long-term deferred tax assets	(7,031)	Other
Uncertain tax position liability	5,274	Other long-term liabilities
Long-term deferred tax liabilities	(1,787)	Deferred income taxes

(b)Reflects adjustments to reverse accrued expenses and related tax effects for restructuring actions taken by Recall during the year ended December 31, 2015 due to differences in the timing of recognition of such liabilities permitted under IFRS and U.S. GAAP. Under IFRS, liabilities for plant closures, lease terminations and other exit costs may generally be recognized when an entity has formally committed to a plan. U.S. GAAP prohibits the

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 5—IFRS TO U.S. GAAP ADJUSTMENTS (Continued)

recognition of a liability based solely on an entity’s commitment to a plan, and recognition of a provision for lease termination usually is upon the date the property is no longer used and most categories of exit costs are recognized as incurred.

Unaudited Pro Forma Balance Sheet Adjustments

	Adjustment	Balance Sheet Classification
Current deferred tax assets	$(1,863)	Deferred income taxes
Long-term deferred tax assets	(2,391)	Other
Accrued expenses	(13,477)	Accrued expenses
Long-term deferred tax liabilities	128	Deferred income taxes
Earnings in excess of distributions	9,095	Earnings in excess of distributions

Unaudited Pro Forma Statement of Operations Adjustments—Year Ended December 31, 2015

Adjustment
Cost of sales	$(4,977)
Provision for income taxes	1,319

        (c) Reflects adjustments related to an existing Recall operating lease that is considered a financing obligation under U.S. GAAP. Under U.S. GAAP, Recall was deemed to be the accounting owner during the construction period. Upon completion Recall determined that the lease did not meet the criteria for “sale-leaseback” treatment. Under U.S. GAAP, Recall must continue to record an asset and corresponding financing obligation. As a result, contractual payments related to the leased property are reversed from rent expense and recorded as depreciation expense, ground rent expense and interest expense.

Unaudited Pro Forma Balance Sheet Adjustments

Adjustment
Property, plant and equipment	$19,288
Accumulated depreciation	(3,825)
Other	4,913
Long-term debt, net of current portion	19,554
Deferred rent	(3,178)
Deferred income taxes	4,639
Earnings in excess of distributions (Distributions in excess)	(640)

Unaudited Pro Forma Statement of Operations Adjustments—Year Ended December 31, 2015

Adjustment
Cost of sales	$(1,832)
Depreciation and amortization	386
Interest expense, net	2,063
Provision for income taxes	(163)

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 6—CONFORMING ACCOUNTING POLICIES

At this time, except for the adjustments noted in (i) Note 5 to restate the consolidated financial statements of Recall previously issued under IFRS to be consistent with U.S. GAAP and (ii) Note 3 to reclassify certain balances presented in the historical financial statements of Recall to conform their presentation to that of Iron Mountain, Iron Mountain is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of purchase accounting. Following the Transaction, Iron Mountain will conduct a more detailed review of Recall’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Recall’s results of operations or reclassification of assets or liabilities to conform to Iron Mountain’s accounting policies and classifications. As a result, Iron Mountain may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma consolidated financial statements.

NOTE 7—UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

Purchase Accounting Adjustments:

(a)Reflects the cash portion of the purchase price paid to Recall common shareholders, calculated as follows:

Cash paid to Recall common shareholders pursuant to Cash Supplement	$161,650
Cash paid to Recall common shareholders pursuant to Cash Election	164,768
Total cash consideration	$326,418

        (b)Reflects an increase in book value for Recall’s property, plant and equipment balance to reflect their acquisition-date fair values of $295,879 (consisting primarily of an increase in the value of racking structures of $197,948), resulting in a total fair value of acquired property, plant and equipment of $711,242, including the fair value of the property which did not meet the criteria for “sale-leaseback” treatment for which Recall must continue to record as an asset. The fair value estimate for property, plant and equipment is preliminary and has been determined based on the assumptions that management believes market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their highest and best use. For purposes of the accompanying unaudited pro forma consolidated financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for property, plant and equipment may differ materially from this preliminary determination.

(c)Goodwill is calculated as the difference between the fair value of the purchase price and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. See Note 4 for the calculation of the amount of goodwill recognized in connection with the Transaction.

(d)Reflects identifiable intangible assets expected to be recognized in connection with the Transaction, consisting of the following:

Description	Estimated Fair Value	Balance Sheet Classification
Customer relationships	$948,490	Customer relationships and customer inducements
Recall trade name	17,280	Other
Favorable leases	35,558	Other
Total identifiable intangible assets	$1,001,328

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 7—UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS (Continued)

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Recall’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. Accordingly, the primary components of this method consist of the determination of excess earnings and an appropriate rate of return.

The Recall trade name was valued using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

The estimated value of favorable lease assets is $35,558 and reflects leases with contractual rents that are less than current market rents.

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that management believes market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their highest and best use. For purposes of the accompanying unaudited pro forma consolidated financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determinations for identifiable intangible assets may differ from this preliminary determination and those differences may be material.

(e)Reflects the removal of capitalized borrowing costs of $5,302 associated with Recall’s outstanding indebtedness as a result of the application of purchase accounting.

        (f)Reflects an adjustment to eliminate the previously existing current and long-term deferred rent liabilities of Recall of $1,700 and $7,522 as a result of the application of purchase accounting.

(g)Reflects an adjustment to record the fair value of unfavorable lease obligations of $23,725 for leases with contractual rents that are greater than current market rents. The final fair value determination for unfavorable lease obligations may differ from this preliminary determination and those differences may be material.

(h)Reflects the adjustments to record the step up of deferred income tax assets and liabilities resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed as follows:

	Amount	Balance Sheet Classification
Current deferred tax assets	$(516)	Deferred income taxes
Long-term deferred tax assets	69	Other
Current deferred tax liabilities	1	Accrued expenses
Long-term deferred tax liabilities	357,857	Deferred income taxes

        This estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in Recall’s financial statements using a blended statutory tax rate

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 7—UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS (Continued)

of 26.5%. This statutory tax rate does not assume that the U.S. subsidiary of Recall will qualify as a real estate investment trust for U.S. income tax reporting purposes, or a REIT, as it is not factually supportable at this time. If the U.S. subsidiary of Recall were to qualify as a REIT, the estimated net deferred tax liability recorded at acquisition would be reduced by approximately $212,000. Adjustments to established deferred tax assets and liabilities due to refined determination of statutory rates as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material.

(i)Reflects an adjustment of $523,956 to eliminate Recall’s historical stockholders’ equity, which represents the historical book value of Recall’s net assets, as a result of the application of purchase accounting. Reflects adjustments of $507 and $1,520,461 to common stock and additional paid-in capital, respectively, to reflect the issuance of 50,715,827 shares of Iron Mountain common stock with a par value of $0.01 per share to satisfy the Equity Election pursuant to the Transaction Agreement, assuming a closing price of Iron Mountain common stock on March 4, 2016 of $29.99 per share (see Note 4).

(j)Reflects an adjustment of $8,057 to increase long-term debt, net of current portion for the step-up in fair value to the financing obligation related to Recall’s lease which did not meet the criteria for “sale-leaseback” for which Recall must continue to record the financing obligation related to the asset.

Financing Adjustments

(k)Prior to, and conditioned upon, the closing of the Transaction, Iron Mountain intends to enter into the Recall Financing, the proceeds of which will be used to finance a portion of the cash consideration of the purchase price to be paid in exchange for Recall common stock pursuant to the Transaction Agreement, and to repay Recall’s outstanding indebtedness at the time of closing. Upon consummation of the Transaction, Iron Mountain expects outstanding borrowings under the Recall Financing to be approximately $1,065,000 consisting of $215,000 drawn under the Revolving Credit Facility and $850,000 in new public or private debt financing (sources of which are to be determined by Iron Mountain), and that the cash proceeds to Iron Mountain will be approximately $1,057,775 (net of approximately $7,200 of financing costs that are expected to be deferred and amortized over the term of the Recall Financing to interest expense). Iron Mountain expects that the public or private debt financing under the Recall Financing will bear interest at LIBOR plus a margin of 325 basis points which increases by 50 basis points quarterly, and the Revolving Credit Facility bears interest at LIBOR plus a margin of 225 basis points, resulting in a weighted average interest rate of 3.85% per annum. In addition, the borrowings will be subject to fees including a structuring fee of $900, a commitment fee of 50 basis points and a funding fee of 25 basis points. The pro forma adjustment reflects the entry into the Recall Financing as well as the repayment of $768,102 of Recall’s outstanding indebtedness as of December 31, 2015.

NOTE 8—UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

(a)Reflects an adjustment to cost of sales of $1,485 for the year ended December 31, 2015 representing a net increase in rent expense related to the amortization of favorable and unfavorable lease assets and liabilities recognized as part of purchase accounting related to above- or below-market leases.

(b)Reflects an adjustment to selling, general and administrative expense of $66,899 for the twelve months ended December 31, 2015 representing the elimination of the advisory, legal and accounting expenses incurred by

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 8—UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS (Continued)

both Iron Mountain and Recall in connection with the Transaction, which are not expected to have a continuing impact on results of operations.

In addition, reflects adjustments to selling, general and administrative expense of $10,290 related to 8,651,888 performance and retention rights outstanding during the year ended December 31, 2015 representing the elimination of the Recall share-based compensation expense as, in accordance with the Transaction Agreement, prior to the completion of the Transaction, all Recall Equity Awards will vest and Recall will issue the number of Recall shares required by the Recall Equity Awards so that the relevant former holders of the Recall Equity Awards can participate in the Transaction. The unaudited pro forma consolidated statement of operations assume that the vesting and settlement of these awards occurred prior to January 1, 2015.

(c)Reflects adjustments to depreciation and amortization expense of $47,856 for the year ended December 31, 2015 representing an increase in amortization expense related to the fair value of identified intangible assets with definite lives. The following table shows the pre-tax impact on amortization expense:

			Amortization Expense
Description	Estimated Useful Life	Estimated Fair Value	Year Ended December 31, 2015
Customer relationships	15	$948,490	$63,233
Recall trade name	8	17,280	2,160
Amortization expense			65,393
Less: Recall historical amortization			(17,537)
Additional amortization expense			$47,856

Preliminary estimated future amortization expense, based upon Iron Mountain’s newly acquired intangible assets at December 31, 2015, is as follows:

Year ending December 31,	Amount
2016	$65,393
2017	65,393
2018	65,393
2019	65,393
2020	65,393
Thereafter	638,807
Total	$965,772

(d)Reflects adjustments to depreciation and amortization of $16,395 for the year ended December 31, 2015 representing increased depreciation expense related to the fair value step-up of property, plant and equipment,

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 8—UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS (Continued)

with estimated lives ranging from 3 to 35 years, as follows:

			Depreciation Expense
Description	Estimated Useful Life	Estimated Fair Value	Year Ended December 31, 2015
Racking	12	$394,148	$32,846
Land	N/A	20,394	N/A
Warehouse equipment and vehicles	4	41,566	10,392
Computer hardware and software	3	37,026	12,342
Buildings	35	89,754	2,564
Other property, plant and equipment	11	104,567	9,506
Depreciation expense			67,650
Less: Recall historical depreciation			(51,709)
Additional depreciation expense			$15,941

The adjustment to depreciation and amortization reflects an additional increase of $454 related to the fair value step-up of Recall’s property which did not meet criteria for “sale-leaseback” treatment, for which Recall must continue to record the asset.

(e)Reflects adjustments to provision for income taxes of $3,140 for the year ended December 31, 2015 to reflect the tax effect of the pro forma adjustments based on an estimated blended statutory tax rate of 26.5%. This statutory tax rate does not assume that the U.S. subsidiary of Recall will qualify as a REIT for U.S. income tax reporting purposes, as it is not factually supportable at this time. Because the tax rate used for these unaudited pro forma consolidated financial statements is an estimate, it will likely vary from the effective rate in periods subsequent to the completion of the Transaction and those differences may be material.

(f)Reflects an adjustment to interest expense of $396 for the year ended December 31, 2015 related to an existing Recall operating lease that is considered a financing obligation under U.S. GAAP. Under U.S. GAAP, Recall was deemed to be the accounting owner during the construction period. Upon completion Recall determined that the lease did not meet the criteria for “sale-leaseback” treatment. Under U.S. GAAP, Recall must continue to record an asset and corresponding financing obligation. As a result, contractual payments related to the leased property are reversed from rent expense and recorded through the income statement as depreciation expense, ground rent expense and interest expense.

Financing Adjustments

(g)Reflects the following adjustments to interest expense resulting from the anticipated Recall Financing entered into by Iron Mountain upon the closing of the Transaction as well as the repayment in full of Recall’s outstanding indebtedness:

(i)Increase to interest expense of $40,115 for the year ended December 31, 2015 reflecting estimated interest expense associated with the Recall Financing using a weighted average interest rate of 3.85% per year;

(ii)Increase to interest expense reflecting amortization of estimated deferred financing costs of $26,350 for the year ended December 31, 2015 associated with the establishment of the Recall Financing; and

UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 8—UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS (Continued)

(iii)The elimination of interest expense of $21,824 and a corresponding tax expense of $5,783 for the year ended December 31, 2015 related to Recall’s outstanding indebtedness that will be repaid in full upon the closing of the Transaction, which is assumed, for the purposes of the unaudited pro forma consolidated statement of operations, to have occurred on January 1, 2015.

The Recall Financing is expected to be denominated in U.S. dollars and is expected to be borrowed by Iron Mountain Incorporated, or IMI, Iron Mountain’s U.S. parent. As IMI qualifies as a REIT, the unaudited pro forma consolidated statement of operations for the year ended December 31, 2015 do not reflect a tax benefit related to the pro forma interest expense and amortization of deferred financing costs associated with the Recall Financing.

A 1/8th percent increase in the assumed rates would result in an aggregate increase to the above noted interest expense of $5,325 for the year ended December 31, 2015.

(h)The weighted average shares outstanding used to compute basic and diluted net loss per share for the year ended December 31, 2015 have been adjusted to give effect to the issuance of 50,715,872 shares of Iron Mountain common stock to satisfy the Equity Election (assuming a closing price of Iron Mountain common stock on March 4, 2016 of $29.99 per share) as if such issuances had occurred on January 1, 2015.

NOTE 9—UNAUDITED PRO FORMA CONSOLIDATED CASH FLOW ADJUSTMENTS

(a)As mentioned in Note 5(a and b), under U.S. GAAP (i) the timing of recognition of certain exit related activities is different from when these activities would be recognized under Australian Accounting Standards; and (ii) Recall was deemed to be the accounting owner during the construction period.  Upon completion Recall determined that the lease did not meet the criteria for “sale-leaseback” treatment. Under U.S. GAAP, Recall must continue to record an asset and corresponding financing obligation. This adjustment reflects the elimination of exit activity costs and rent expense for the year ended December 31, 2015.

(b)As mentioned in Note 8(a, b and c), the adjustment of $75,704 for the year ended December 31, 2015 primarily relates to a decrease of $66,899 in transaction costs related to the combination, a net increase of $1,485 in rent expense related to the amortization of favorable and unfavorable lease assets and a decrease of $10,290 representing the elimination of the Recall share-based compensation expense.

NOTE 10—SUPPLEMENTARY UNAUDITED PRO FORMA CONSOLIDATED REVENUE INFORMATION

The following tables provide certain unaudited supplementary data for Iron Mountain, Recall and the combined company on a pro forma basis. See Note 2 within the notes to the unaudited pro forma consolidated financial information for information concerning how the historical consolidated statement of operations information of Iron Mountain and Recall for the twelve months ended December 31, 2015 were derived.

Revenues by Geography

	Iron Mountain (as reported for the year ended December 31, 2015)	Recall (for the twelve months ended December 31, 2015)	Pro Forma (for the year ended December 31, 2015)
North America(1)	$2,189,104	$330,600	$2,519,704
Latin America(2)	225,812	59,800	285,612
Europe(3)	502,880	173,300	676,180
Asia Pacific(4)	90,180	234,700	324,880
	$3,007,976	$798,400	$3,806,376

UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION (Continued)

(In thousands, except share and per share amounts)

NOTE 10—SUPPLEMENTARY UNAUDITED PRO FORMA CONSOLIDATED REVENUE INFORMATION (Continued)

(1)Includes the United States and Canada.

(2)Includes Argentina, Brazil, Chile, Colombia, Mexico and Peru.

(3)Includes Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Netherlands, Norway, Poland, Romania, Russia, Serbia, Slovakia, Spain, Sweden, Switzerland, Turkey, Ukraine and the United Kingdom.

(4)Includes Australia, India, China, Hong Kong-SAR, Malaysia, New Zealand, Singapore, Taiwan and Thailand.

Revenues by Product and Service Line

	Iron Mountain (as reported for the year ended December 31, 2015)	Recall (for the twelve months ended December 31, 2015)	Pro Forma (for the year ended December 31, 2015)
Records Management(1)(2)	$2,255,206	$618,900	$2,874,106
Data Management(1)(3)	509,261	84,200	593,461
Destruction(1)(4)	243,509	95,300	338,809
	$3,007,976	$798,400	$3,806,376

(1)Each of the offerings within the product and service lines has a component of revenue that is storage rental related and a component that is service revenues, except the Destruction service offering, which does not have a storage component.

(2)Includes business records management, compliant records management and consulting services, document management solutions, fulfillment services, health information management solutions, energy data services, dedicated facilities management and technology escrow services.

(3)Includes data protection and recovery services and entertainment services.

(4)Includes secure shredding and compliant information destruction.